Exhibit (s)
Calculation of Filing Fee Tables

FORM N-2
(Form Type)

TPG TWIN BROOK CAPITAL INCOME FUND
(Exact Name of Registrant as Specified in Governing Instruments)

Table 3: Combined Prospectuses

Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date
Equity	Common Stock	$5,000,000,000	$5,000,000,000	N-2	333-268405	12/15/2022

Explanatory Note

Pursuant to Rule 429 under the Securities Act, the prospectus included herein is a combined prospectus which relates to (i) the Registration Statement File No. 333-268405, dated November 16, 2022, as amended, previously filed by TPG Twin Brook Capital Income Fund (formerly known as “AG Twin Brook Capital Income Fund”) (the “Registrant”) on Form N-2, (the “Prior Registration Statement”). This Registration Statement also constitutes a Post-Effective Amendment to the Prior Registration Statement, and such Post-Effective Amendment shall become effective concurrently with the effectiveness of this Registration Statement. Pursuant to the Prior Registration Statements, a total of $5,000,000,000 common shares of beneficial interest, par value $0.01 per share, were previously registered. The Registrant has registered no additional common shares, and therefore a total of $5,000,000,000 in registered common shares is being registered pursuant to this Registration Statement.